Exhibit 3.28(a)

ARTICLES OF ORGANIZATION

OF

SURGICAL HEALTH PARTNERS, LLC

The undersigned person acting as the organizer of a limited liability company under the Tennessee Limited Liability Company Act (the “Act”) adopts the following Articles of Organization (the “Articles”).

Name

The name of the limited liability company is Surgical Health Partners, LLC (the “LLC”).

Registered Office and Agent

The address of the registered office is 1900 Church Street, Suite 300, Nashville, Tennessee 37203. The name and address of the initial registered agent is Joseph T. Clark.

Organizer

Joseph A. Sowell, whose address is 511 Union Street, Suite 2100, Nashville, Davidson County, Tennessee 37219-1760, is the organizer of the LLC.

Management

The LLC shall be board-managed. The business of the LLC shall be conducted under the management of its board.

Number of Members

At the date of the filing of the Articles, there is one member.

Date of Formation

The existence of the LLC is to begin upon the filing of the Articles.

Principal Executive Office

The address of the principal executive office of the LLC is 1900 Church Street, Suite 300, Nashville, Tennessee 37203.

Dissolution Events

The events or actions that constitute a dissolution will be as provided in the LLC’s operating agreement (the “Operating Agreement”). In absence of a provision in the Operating Agreement, the dissolution events shall be the having of no members or a unanimous vote of the members to dissolve.

Dated June 13, 2001

/s/ Joseph A. Sowell
Joseph A. Sowell, Organizer